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                                                                    EXHIBIT 99.1

Contact:
McDavid Stilwell
GTx, Inc.
Manager, Corporate Communications & Financial Analysis
901-523-9700


                     GTX, INC. ANNOUNCES THE APPOINTMENT OF
                  DR. MICHAEL CARTER TO ITS BOARD OF DIRECTORS

MEMPHIS, Tenn., May 9, 2006 -- GTx, Inc., (Nasdaq: GTXI) the Men's Health Biotech Company, today announced the appointment of Dr. Michael G. Carter to its Board of Directors. Dr. Carter is being appointed to serve as a director until GTx's next annual shareholders' meeting in 2007. He will serve as a member of the Board's Compensation Committee.

"During his career at Zeneca Pharmaceuticals, Dr. Carter developed and directed the global launch of multiple blockbuster therapies for the treatment of hormonal cancers," said Mitchell Steiner, M.D., CEO of GTx. "Dr. Carter's scientific knowledge and his commercial expertise will be a valuable asset to GTx as we advance toward the commercialization of ACAPODENE and our selective androgen receptor modulators. We are very pleased to welcome Dr. Carter to our board of directors."

Dr. Carter received his medical degree from Sheffield University Medical School and a BPharm degree from the London University School of Pharmacy. He is a Fellow of the Royal Pharmaceutical Society, of the Royal College of Physicians of Edinburgh, and of the Faculty of Pharmaceutical Medicine of the Royal College of Physicians. He has served as a member of the Medicines Commission of the United Kingdom.

He served on the Pharmaceutical Board of Zeneca Pharmaceuticals, a predecessor company of AstraZeneca, and held various positions within Zeneca, including International Marketing Director and International Medical Director. Under his direction, Zeneca developed and launched numerous drugs including Casodex, the most widely prescribed anti-androgen for prostate cancer therapy in the U.S.; Zoladex, an LHRH analogue for prostate cancer and breast cancer; and Arimidex, the first new generation aromatase inhibitor for breast cancer. Dr. Carter


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also contributed to the post-marketing development of tamoxifen, the first selective estrogen receptor modulator approved for the treatment of breast cancer.

Dr. Carter currently is a non-executive director of Micromet, Inc.; Santarus, Inc.; and Fulcrum Pharma, Plc. He is non-executive chairman of Metris Therapeutics, Ltd., a biotechnology firm specializing in women's healthcare. He is a member of the Advisory Board of Paul Capital Royalty Fund and is a venture partner with SV Life Sciences Advisers, LLP.

About GTx

GTx, headquartered in Memphis, Tenn., is a biopharmaceutical company dedicated to the discovery, development and commercialization of therapeutics for cancer and serious conditions related to men's health. GTx's lead drug discovery and development programs are focused on small molecules that selectively modulate the effects of estrogens and androgens, two essential classes of hormones. GTx is developing ACAPODENE(R) (toremifene citrate), a selective estrogen receptor modulator, or SERM, in two separate clinical programs in men: first, a pivotal Phase III clinical trial for the treatment of serious side effects of androgen deprivation therapy for advanced prostate cancer, and second, a pivotal Phase III clinical trial for the prevention of prostate cancer in high risk men with high grade PIN. GTx also is developing ostarine, a selective androgen receptor modulator, or SARM, for a variety of indications including muscle wasting and bone loss in frail elderly patients, osteoporosis, muscle wasting in end stage renal disease patients, and severe burn wounds and associated muscle wasting. GTx has licensed to Ortho Biotech Products, L.P., a subsidiary of Johnson & Johnson, another of its SARMs, andarine, under a joint collaboration and license agreement.

Forward-Looking Information is Subject to Risk and Uncertainty

This press release contains forward-looking statements based upon GTx's current expectations. Forward-looking statements involve risks and uncertainties. GTx's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risks that (i) GTx will not be able to commercialize its product candidates if clinical trials do not demonstrate safety and efficacy in humans; (ii) GTx may not able to obtain required regulatory approvals to commercialize its product candidates; (iii) GTx's clinical trials may not be completed on schedule, or at all, or may otherwise be suspended or terminated; and (iv) GTx could utilize its


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available cash resources sooner than it currently expects and may be unable to raise capital when needed, which would force GTx to delay, reduce or eliminate its product development programs or commercialization efforts. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release. GTx's annual report on form 10-K filed with the U.S. Securities and Exchange Commission on March 2, 2006, contains a more comprehensive description of these and other risks to which GTx is subject. GTx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.